Exhibit 6
THIS WARRANT AND THE SECURITIES WHICH MAY BE ISSUED UPON EXERCISE OF THIS WARRANT (THE “WARRANT SHARES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE BLUE SKY LAW AND THE HOLDER OF THIS WARRANT OR ANY WARRANT SHARES MAY NOT TRANSFER ANY BENEFICIAL INTEREST THEREIN ABSENT REGISTRATION OR EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE BLUE SKY LAWS.
WARRANT
To Purchase Shares of
Common Stock of
XATA CORPORATION
     THIS CERTIFIES THAT for good and valuable consideration, [                    ] (the “Initial Holder”) or registered assigns is entitled to subscribe for and purchase from XATA Corporation, a Minnesota corporation (the “Company”), at any time after [                    ], 2010 (the “Issue Date”), to and including [                    ], 2017 (the “Expiration Date”), subject to the terms and conditions set forth herein, [                    ] fully paid and nonassessable shares of the Common Stock of the Company at the price of $[                    ] per share (the “Warrant Exercise Price”),1 subject to Section 1 hereof and the other provisions of this Warrant. The shares which may be acquired upon exercise of this Warrant are referred to herein as the “Warrant Shares.” As used herein the term “Holder” means the Initial Holder, any party who acquires all or a part of this Warrant as a registered transferee of the Initial Holder, or any record holder or holders of the Warrant Shares issued upon exercise, whether in whole or in part, of the Warrant; and the term “Common Stock” means and includes the Company’s presently authorized common stock, $.01 par value. This Warrant is being issued upon conversion of a Senior Mandatorily Convertible Promissory Note (the “Note”) that was issued to the Initial Holder pursuant to the terms of that certain Note Purchase Agreement by and between the Company, the Initial Holder and the other parties thereto, dated [                    ], 2009 (the “Purchase Agreement”). Collectively, all Senior Mandatorily Convertible Promissory Notes that were issued pursuant to the Purchase Agreement are referred to herein as the “Notes.”
          This Warrant is subject to the following provisions, terms and conditions:
     1. Exercise; Transferability.
     (a) The rights represented by this Warrant may be exercised for purchase, in whole or in part (but not as to a fractional share), of Warrant Shares by written notice of exercise (in the form attached hereto) delivered to the Company at the principal office of the Company prior to the expiration of this Warrant and accompanied or preceded by the surrender of this manually signed Warrant along with a cashier’s or certified check or wire transfer made payable to the order of the Company in payment of the Warrant Exercise Price for such shares.

[1]	Note: Warrant Price to equal Conversion Price under the Notes.

     (b) In the alternative to exercise pursuant to Subsection 1(a), above, if the Fair Market Value (as defined below in this Section 1(b)) of one share of Common Stock of the Company is greater than the Warrant Exercise Price (at the date of calculation as set forth below), in lieu of exercising the rights represented by this Warrant for cash as provided in Subsection 1(a), the Holder may elect to receive Warrant Shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with a notice of such election, in which event the Company shall issue to the Holder hereof a number of Warrant Shares computed using the following formula:

	X =	Y (A-B)

A

Where	X =	the number of Warrant Shares to be issued to the Holder

	Y =	the number of Warrant Shares purchasable under this Warrant, or if only a portion of this Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

	A =	the Fair Market Value of one share of Common Stock (at the date of such calculation)

	B =	Warrant Exercise Price (as adjusted to the date of such calculation)
For purposes of the above calculation, Fair Market Value of one share of Common Stock shall be determined as follows:
     (i) If the Company’s Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market and the Nasdaq Capital Market, the Fair Market Value of one share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of calculation, as reporting in the Wall Street Journal or such other source as the Board of Directors of the Company deems reliable;
     (ii) If the Company’s Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of one share of Common Stock shall be the mean between the bid and asked prices for the Common Stock on the last market trading day prior to the day of calculation, as reported in the Wall Street Journal or such other source as the Board of Directors of the Company deems reliable;
     (iii) In the absence of an established market for the Company’s Common Stock, the Fair Market Value of one share of Common Stock shall be determined in good faith by the Board of Directors of the Company.

     (c) This Warrant may not be sold, transferred, assigned, hypothecated or divided into two or more Warrants of smaller denominations, nor may any Warrant Shares issued pursuant to exercise of this Warrant be transferred, except as provided in Section 8 hereof.
     (d) If, on the Expiration Date, any portion of this Warrant has not been exercised and the Fair Market Value of one share of Common Stock (calculated as set forth in Section 1(b)) exceeds the Warrant Exercise Price, then on the Expiration Date any remaining unexercised portion of this Warrant will be automatically exercised pursuant to the cashless exercise provisions set forth in Section 1(b); provided that the Holder, upon the written request of the Company, must deliver to the Company a written notice of exercise and surrender to the Company this Warrant (the “Subscription Documents”), each within 30 days of receipt of such written request for delivery of these documents by the Company. If the Holder does not deliver the Subscription Documents within such time period, this Warrant will be deemed to not have been exercised under this Section and will terminate and no longer be exercisable. The Holder will not be deemed a stockholder of the Company with respect to any Warrant Shares under this Section unless and until the Subscription Documents are delivered to the Company as provided above and the Company has issued the Warrant Shares to the Holder.
     2. Exchange and Replacement. Subject to Sections 1 and 8 hereof, this Warrant is exchangeable upon the surrender hereof by the Holder to the Company at its office for new Warrants of like tenor and date representing in the aggregate the right to purchase the number of Warrant Shares purchasable hereunder, each of such new Warrants to represent the right to purchase such number of Warrant Shares (not to exceed the aggregate total number purchasable hereunder) as shall be designated by the Holder at the time of such surrender. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor, in lieu of this Warrant. This Warrant shall be promptly canceled by the Company upon the surrender hereof in connection with any exchange or replacement. The Company shall pay all expenses, taxes (other than stock transfer taxes), and other charges payable in connection with the preparation, execution, and delivery of Warrants pursuant to this Section 2.
     3. Issuance of the Warrant Shares.
     (a) The Company agrees that the shares of Common Stock purchased hereby shall be and are deemed to be issued to the Holder as of the close of business on the date on which this Warrant shall have been surrendered and the payment made for such Warrant Shares as aforesaid. Certificates for the Warrant Shares so purchased shall be delivered to the Holder within a reasonable time, not exceeding five business days after the rights represented by this Warrant shall have been so exercised, and, unless this Warrant has expired, a new Warrant representing the right to purchase the number of Warrant Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be delivered to the Holder within such time.

     (b) Notwithstanding the foregoing, however, the Company shall not be required to deliver any certificate for Warrant Shares upon exercise of this Warrant except in accordance with exemptions from the applicable securities registration requirements or registrations under applicable securities laws. Nothing herein, however, shall obligate the Company to effect registrations under federal or state securities laws. The Holder agrees to execute such customary documents and make such customary representations, warranties, and agreements as may be reasonably required solely to comply with the exemptions relied upon by the Company, or the registrations made, for the issuance of the Warrant Shares.
     4. Covenants of the Company.
     (a) The Company covenants and agrees that all Warrant Shares will, upon issuance, be duly authorized and issued, fully paid, nonassessable, and free from all taxes, liens, and charges with respect to the issue thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, free from preemptive rights, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant. If at any time during the period in which the Warrant may be exercised, the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.
     (b) In the event the Holder is not also a holder of capital stock of the Company, the Company shall provide the Holder with any information, notices or such other correspondence that the Company’s stockholders are entitled to receive.
     5. Antidilution Adjustments. The provisions of this Warrant are subject to adjustment as provided in this Section 5.
     (a) The Warrant Exercise Price and the number of Warrant Shares shall be adjusted from time to time such that in case the Company shall hereafter: (i) pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, (iv) issue by reclassification of its Common Stock any shares of capital stock of the Company, or (v) make any exchange of shares, subdivisions, reorganizations, liquidations or the like. In such event, the Warrant Exercise Price and the number of Warrant Shares shall be correspondingly adjusted to give the Holder, on exercise for the same aggregate Warrant Exercise Price, the total number, class, and kind of shares as the Holder would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment. To effect such adjustment, the Warrant Exercise Price in effect immediately prior to such event shall (until adjusted again pursuant hereto) be adjusted immediately after such event to a price (calculated to the nearest full cent) determined by dividing (a) the total number of shares of Common Stock outstanding immediately prior to such event, multiplied by the then existing

Warrant Exercise Price, by (b) the total number of shares of Common Stock outstanding immediately after such event, and the resulting quotient shall be the adjusted Warrant Exercise Price per share. An adjustment made pursuant to this Subsection shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this Subsection, the Holder of any Warrant thereafter surrendered for exercise shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Company, the Board of Directors of the Company (whose determination shall be conclusive) shall determine the allocation of the adjusted Warrant Exercise Price between or among shares of such classes of capital stock or shares of Common Stock and other capital stock. All calculations under this Subsection shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be. In the event that at any time as a result of an adjustment made pursuant to this Subsection, the holder of any Warrant thereafter surrendered for exercise shall become entitled to receive any shares of the Company other than shares of Common Stock, thereafter the Warrant Exercise Price of such other shares so receivable upon exercise of any Warrant and the number of such other shares so receivable upon exercise of such Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this Section.
     (b) Upon each adjustment of the Warrant Exercise Price pursuant to Section 5(a) above, the Holder of each Warrant shall thereafter (until another such adjustment) be entitled to purchase at the adjusted Warrant Exercise Price the number of shares, calculated to the nearest full share, obtained by multiplying the number of shares specified in such Warrant (as adjusted as a result of all adjustments in the Warrant Exercise Price in effect prior to such adjustment) by the Warrant Exercise Price in effect prior to such adjustment and dividing the product so obtained by the adjusted Warrant Exercise Price.
     (c) In case of any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company), there shall be no adjustment under Subsection (a) of this Section above but the Holder of each Warrant then outstanding shall have the right thereafter to convert such Warrant into the kind and amount of shares of stock and other securities and property which he, she or it would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale, or conveyance had such Warrant been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale, or conveyance and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section with respect to the rights and interests thereafter of any Holders of the Warrant, to the end that the provisions set forth in this Section shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock and other securities and property thereafter deliverable on the exercise of the Warrant. The provisions of this Subsection shall similarly apply to successive consolidations, mergers, statutory exchanges, sales or conveyances. The Company shall give the Holder at least ten (10) days prior written notice of (i) the consummation of any such consolidation, merger, statutory exchange, sale or conveyance or (ii) the record date for any dividend or other distribution on the Common Stock.
     (d) Upon any adjustment pursuant to this Section 5, the Company shall give written notice thereof, addressed to the Holder as shown on the Common Stock register of the Company, which notice shall state the Warrant Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock or other securities and/or property purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.
     6. No Voting Rights. This Warrant shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company.
     7. Registration Rights. The shares of Common Stock issuable upon exercise of this Warrant shall be subject to the registration provisions contained in Section 9 of the Purchase Agreement, subject to any limitations on the assignment of such registration rights as set forth in Section 9.7 of the Purchase Agreement.
     8. Notice of Transfer of Warrant or Resale of the Warrant Shares.
     (a) The Holder, by acceptance hereof, agrees to give written notice to the Company before transferring this Warrant of such Holder’s intention to do so, describing briefly the manner of any proposed transfer. Promptly upon receiving such written notice, the Company shall present copies thereof to the Company’s counsel. If in the opinion of such counsel the proposed transfer may be effected without registration or qualification (under any federal or state securities laws), the Company, as promptly as practicable, shall notify the Holder of such opinion, whereupon the Holder shall be entitled to transfer this Warrant, all in accordance with the terms of the notice delivered by the Holder to the Company; provided that an appropriate legend may be endorsed on this Warrant respecting restrictions upon transfer thereof necessary or advisable in the opinion of counsel and satisfactory to the Company to prevent further transfers which would be in violation of Section 5 of the Securities Act of 1933, as amended (the “1933 Act”) and applicable state securities laws; and provided further that the prospective transferee or purchaser shall execute such customary documents and make such customary representations, warranties, and agreements as may be reasonably required solely to comply with the exemptions relied upon by the Company for the transfer or disposition of the Warrant.
     (b) If in the opinion of counsel to the Company, the proposed transfer or disposition of this Warrant described in the written notice given pursuant to this Section 8 may not be effected without registration or qualification of the Warrant, the Company shall promptly give written notice thereof to the Holder, and the Holder will limit its activities in respect to such as, in the opinion of such counsel, are permitted by law.
     (c) Notwithstanding the provisions of subsection (a) above, no such opinion of counsel requirement shall apply to a transfer by a Holder that is (A) a partnership transferring, not for value, to its general or limited partners or former general or limited partners in accordance with partnership interests, (B) a corporation transferring, not for value, to a wholly-

owned subsidiary or a parent corporation that owns all of the capital stock of the Holder, (C) a limited liability company transferring, not for value, to its members or former members in accordance with their interest in the limited liability company, (D) transferring, not for value, to an Affiliate or (E) transferring to a spouse, ancestor, lineal descendant or sibling by gift, will or intestate succession.
     9. Fractional Shares. Fractional shares shall not be issued upon the exercise of this Warrant, but in any case where the Holder would, except for the provisions of this Section, be entitled under the terms hereof to receive a fractional share, the Company shall, upon the exercise of this Warrant for the largest number of whole shares then called for, pay a sum in cash equal to the excess, if any, of the Fair Market Value (as defined in Section 1(b) hereof) of such fractional share over the proportional part of the Warrant Exercise Price represented by such fractional share.
     10. Notices. All notices required in connection with this Warrant shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) one business day after the date of confirmed transmission by facsimile, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, specifying next day delivery, freight prepaid, with written notification of receipt, and addressed as follows:
     (a) if to the Company, to:
XATA Corporation
965 Prairie Center Drive
Eden Prairie, MN 55344
Attention: Chief Financial Officer
Facsimile: 952-641-5848
with a copy so mailed to:
Faegre & Benson LLP
2200 Wells Fargo Center
Minneapolis, MN 55402
Attention: Michael Coddington
Facsimile: (612) 766-1600
or to such other person at such other place as the Company shall designate to the Holder in accordance with this Section 10; and
     (b) if to the Initial Holder, to:
[Fund name, address, fax number]
or to such other person at such other place as the Initial Holder shall designate to the Company in accordance with this Section 10; and.

     (c) if to any subsequent Holder, to the address or addresses furnished to the Company in writing.
     11. Governing Law. This Warrant and all rights, obligations and liabilities hereunder shall be governed by and construed in accordance with the corporate laws of the State of Minnesota and, with respect to matters of law other than corporate law, the laws of the State of Minnesota as applied to contracts entered into and performed entirely in Minnesota by Minnesota residents, without regard to conflicts of law principles.
     12. Modifications and Amendments; Successors and Assigns. This Warrant may only be modified, amended, or terminated (other than upon exercise or expiration), and the terms hereof may only be waived, by an agreement in writing signed by the Company and the Holder hereof. The Company will not, by amendment of its Articles of Incorporation or through any other means, directly or indirectly, avoid or seek to avoid the observance or performance of any of the terms of this Warrant and will at all time in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment. This Warrant shall be binding upon, and shall inure to the benefit of, the Company and the Holder and their respective successors and assigns; provided, however, that neither this Warrant nor any of the rights, interests or obligations hereunder may be assigned by the Company without the prior written consent of the Holder.
[Signature page follows.]

     IN WITNESS WHEREOF, XATA Corporation has caused this Warrant to be signed by its duly authorized officer and this Warrant to be dated as of [                      ], 2010.

XATA CORPORATION
By
Wesley C. Fredenburg
General Counsel

ACCEPTED:
INITIAL HOLDER:
[FUND]

To: XATA Corporation
NOTICE OF EXERCISE OF WARRANT
To Be Executed by the Registered Holder in Order to Exercise the Warrant
The undersigned hereby irrevocably elects to exercise the attached Warrant to purchase [check applicable method]                                          for cash/                                         * pursuant to the “cashless” exercise provisions of Section 1(b) of the Warrant,                                          of the shares issuable upon the exercise of such Warrant, and requests that certificates for such shares (together with a new Warrant to purchase the number of shares, if any, remaining under this Warrant after exercise) shall be issued in the name of:

(Print Name)
Please insert social security or other identifying number of registered holder of certificate ( )

(Address)

Date:

Signature**

*	If exercise is a “cashless” exercise pursuant to Section 1(b), enclose computation of shares purchased, date of determination of Fair Market Value, and computation of Fair Market Value.

**	The signature on the Notice of Exercise of Warrant must correspond to the name as written upon the face of the Warrant in every particular without alteration or enlargement or any change whatsoever. When signing on behalf of a corporation, partnership, trust or other entity, PLEASE indicate your position(s) and title(s) with such entity.

ASSIGNMENT FORM
To be signed only upon authorized transfer of Warrants.
FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers unto the right to purchase the securities of XATA Corporation to which the ______ within Warrant relates and appoints ______, attorney, to transfer said ______ right on the books of XATA Corporation with full power of substitution in the premises.

Dated:
(Signature)

(Address)